Exhibit 99.1
Encore Acquisition Company Announces Pricing of $225
Million of 9.50% Senior Subordinated Notes Due 2016
FORT WORTH, Texas, April 23, 2009 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) (“Encore”) announced today that it has priced an underwritten public offering of $225 million of Senior Subordinated Notes due 2016, which will bear interest at a rate of 9.50% per annum. The notes are being sold at 92.228% of par, which equates to an effective yield to maturity of approximately 11.125%. Encore expects to close the sale of the notes on April 27, 2009, subject to the satisfaction of customary closing conditions.
Encore intends to use the net proceeds of the proposed offering to repay outstanding borrowings under its revolving credit facility. The offering is being made under Encore’s existing shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”).
Banc of America Securities LLC and Wachovia Securities are acting as joint bookrunning managers for the offering. A preliminary prospectus supplement relating to the public offering has been filed with the SEC and may be found on its website at www.sec.gov. When available, copies of the preliminary prospectus supplement relating to the public offering may be obtained from:
Banc of America Securities LLC
Telephone: (800) 294-1322
Email: dg.prospectus_distribution@bofasecurities.com
Wachovia Securities
301 S. College St.
Charlotte, NC 28202
Telephone: (704) 715-0540
Email: deana.deep@wachovia.com
This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The notes will be offered only by means of a prospectus, including the prospectus supplement relating to the notes, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information about risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Encore’s filings with the SEC.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com